Page 1 of 13


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                               HORIZON LINES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44044K101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 13 Pages

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 2 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tiger Global, L.P. ("Tiger Global")
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF
                             1,338,126 shares, except that Tiger Global
         SHARES              Performance, LLC ("Tiger Global Performance"), the
                             general partner of Tiger Global, may be deemed to
      BENEFICIALLY           have sole voting power with respect to such
                             shares, Tiger Global Management, LLC ("Tiger
     OWNED BY EACH           Management"), the investment manager of Tiger
                             Global, may be deemed to have sole voting power
       REPORTING             with respect to such shares, and Charles P.
                             Coleman III ("Coleman"), the managing member of
         PERSON              each of Tiger Global Performance and Tiger
                             Management, may be deemed to have sole voting
          WITH               power with respect to such shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER

                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER

                             1,338,126 shares, except that Tiger Global
                             Performance, the general partner of Tiger Global,
                             may be deemed to have sole dispositive power with
                             respect to such shares, Tiger Management, the
                             investment manager of Tiger Global, may be deemed
                             to have sole dispositive power with respect to such
                             shares, and Coleman, the managing member of each of
                             Tiger Global Performance and Tiger Management, may
                             be deemed to have sole dispositive power with
                             respect to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                              1,338,126
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            4.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 3 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
       NUMBER OF
                               45,009 shares, except that Tiger Global
         SHARES                Performance, the general partner of Tiger Global
                               II, may be deemed to have sole voting power with
      BENEFICIALLY             respect to such shares, Tiger Management, the
                               investment manager of Tiger Global II, may be
     OWNED BY EACH             deemed to have sole voting power with respect to
                               such shares, and Coleman, the managing member of
       REPORTING               each of Tiger Global Performance and Tiger
                               Management, may be deemed to have sole voting
         PERSON                power with respect to such shares.
                         -------------------------------------------------------
          WITH           6     SHARED VOTING POWER

                               See response to row 5.
                         -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               45,009 shares, except that Tiger Global
                               Performance, the general partner of Tiger Global
                               II, may be deemed to have sole dispositive power
                               with respect to such shares, Tiger Management,
                               the investment manager of Tiger Global II, may be
                               deemed to have sole dispositive power with
                               respect to such shares, and Coleman, the managing
                               member of each of Tiger Global Performance and
                               Tiger Management, may be deemed to have sole
                               dispositive power with respect to such shares.
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                 45,009
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 4 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF
                             823,174 shares, except that Tiger Management, the
         SHARES              investment manager of Tiger Ltd., may be deemed to
                             have sole voting power with respect to such
      BENEFICIALLY           shares, and Coleman, the director of Tiger Ltd.
                             and the managing member of Tiger Management, may be
     OWNED BY EACH           deemed to have sole voting power with respect to
                             such shares.
       REPORTING         -------------------------------------------------------
                         6   SHARED VOTING POWER
         PERSON
                             See response to row 5.
          WITH           -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER

                             823,174 shares, except that Tiger Management, the
                             investment manager of Tiger Ltd., may be deemed to
                             have sole dispositive power with respect to such
                             shares, and Coleman, the director of Tiger Ltd. and
                             the managing member of Tiger Management, may be
                             deemed to have sole dispositive power with respect
                             to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                823,174
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            2.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 5 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tiger Global Performance, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF
                             1,383,135 shares, of which 1,338,126 are directly
         SHARES              owned by Tiger Global and 45,009 are directly
                             owned by Tiger Global II.  Tiger Global
      BENEFICIALLY           Performance is the general partner of each of
                             Tiger Global and Tiger Global II and may be deemed
     OWNED BY EACH           to have sole voting power with respect to such
                             shares, Tiger Management is the investment manager
       REPORTING             of each of Tiger Global and Tiger Global II and
                             may be deemed to have sole voting power with
         PERSON              respect to such shares, and Coleman, the managing
                             member of each of Tiger Global Performance and
          WITH               Tiger Management, may be deemed to have sole
                             voting power with respect to such shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER

                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER

                             1,383,135 shares, of which 1,338,126 are directly
                             owned by Tiger Global and 45,009 are directly owned
                             by Tiger Global II. Tiger Global Performance is the
                             general partner of each of Tiger Global and Tiger
                             Global II and may be deemed to have sole
                             dispositive power with respect to such shares,
                             Tiger Management is the investment manager of each
                             of Tiger Global and Tiger Global II and may be
                             deemed to have sole dispositive power with respect
                             to such shares, and Coleman, the managing member of
                             each of Tiger Global Performance and Tiger
                             Management, may be deemed to have sole dispositive
                             power with respect to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                              1,383,135
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            4.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 6 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tiger Global Management, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
       NUMBER OF
                               2,206,309 shares, of which 1,338,126 are
         SHARES                directly owned by Tiger Global, 45,009 are
                               directly owned by Tiger Global II and 823,174
      BENEFICIALLY             are directly owned by Tiger Ltd.  Tiger
                               Management is the investment manager of each of
     OWNED BY EACH             Tiger Global, Tiger Global II and Tiger Ltd. and
                               may be deemed to have sole voting power with
       REPORTING               respect to such shares, Tiger Global Performance
                               is the general partner of each of Tiger Global
         PERSON                and Tiger Global II and may be deemed to have
                               sole voting power with respect to such shares
          WITH                 directly owned by such entities, and Coleman is
                               the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Ltd. and may be deemed to have sole voting power with respect to such shares.

                         -------------------------------------------------------
                         6     SHARED VOTING POWER

                               See response to row 5.
                         -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               2,206,309 shares, of which 1,338,126 are directly
                               owned by Tiger Global, 45,009 are directly owned
                               by Tiger Global II and 823,174 are directly owned
                               by Tiger Ltd. Tiger Management is the investment
                               manager of each of Tiger Global, Tiger Global II
                               and Tiger Ltd. and may be deemed to have sole
                               dispositive power with respect to such shares,
                               Tiger Global Performance is the general partner
                               of each of Tiger Global and Tiger Global II and
                               may be deemed to have sole dispositive power with
                               respect to such shares directly owned by such
                               entities, and Coleman is the managing member of
                               each of Tiger Management and Tiger Global
                               Performance and the director of Tiger Ltd. and
                               may be deemed to have sole dispositive power with
                               respect to such shares.
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                              2,206,309
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            7.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 7 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Charles P. Coleman III
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
       NUMBER OF
                               2,206,309 shares, of which 1,338,126 are
         SHARES                directly owned by Tiger Global, 45,009 are
                               directly owned by Tiger Global II and  823,174
      BENEFICIALLY             are directly owned by Tiger Ltd.  Coleman is the
                               director of Tiger Ltd. and the managing member
     OWNED BY EACH             of each of Tiger Global Performance (the general
                               partner of each of Tiger Global and Tiger Global
       REPORTING               II) and Tiger Management (the investment manager
                               of each of Tiger Global, Tiger Global II and
         PERSON                Tiger Ltd.) and may be deemed to have sole
                               voting power with respect to such shares.
          WITH           -------------------------------------------------------
                         6     SHARED VOTING POWER

                               See response to row 5.
                         -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               2,206,309 shares, of which 1,338,126 are directly
                               owned by Tiger Global, 45,009 are directly owned
                               by Tiger Global II and 823,174 are directly owned
                               by Tiger Ltd. Coleman is the director of Tiger
                               Ltd. and the managing member of each of Tiger
                               Global Performance (the general partner of each
                               of Tiger Global and Tiger Global II) and Tiger
                               Management (the investment manager of each of
                               Tiger Global, Tiger Global II and Tiger Ltd.) and
                               may be deemed to have sole dispositive power with
                               respect to such shares.
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                              2,206,309
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            7.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                                              IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 8 of 13
----------------------------------------             ---------------------------


This Amendment No. 1 amends the Schedule 13G filed by Tiger Global Management, LLC, a Delaware limited limited liability company ("Tiger Management"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global Performance, L.L.C., a Delaware limited liability company ("Tiger Global Performance"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.


ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by the Reporting Persons.

            Tiger Management, the investment manager of Tiger Global, Tiger Global II, and Tiger Ltd., may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II, and Tiger Ltd. Tiger Global Performance, the general partner of Tiger Global and Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global and Tiger Global II. Coleman is the managing member of each of Tiger Global Performance and Tiger Management and the director of Tiger Ltd. and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II, and Tiger Ltd.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------

            The address for each of the Reporting Persons is:

            Tiger Global Management, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178 USA

ITEM 2(C)   CITIZENSHIP
            ----------=

            Tiger Global and Tiger Global II are Delaware limited partnerships. Tiger Global Performance and Tiger Management are Delaware limited liability companies. Tiger Ltd. is a Cayman Islands exempted company. Coleman is a United States citizen.

ITEM 4      OWNERSHIP:
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the Reporting Persons is provided as of December 31, 2007:

                  (a)   Amount beneficially owned:
                        -------------------------

                        See Row 9 of cover page for each Reporting Person.

                  (b)   Percent of Class:
                        ----------------

                        See Row 11 of cover page for each Reporting Person.

                  (c)   Number of shares as to which such person has:
                        --------------------------------------------

                              (i)   Sole power to vote or to direct the vote:
                                    ----------------------------------------

                                    See Row 5 of cover page for each Reporting
                                    Person.

----------------------------------------             ---------------------------
CUSIP NO. 44044K101                         13 G                   Page 9 of 13
----------------------------------------             ---------------------------

                              (ii)  Shared power to vote or to direct the vote:
                                    ------------------------------------------

                                    See Row 6 of cover page for each Reporting
                                    Person.

                              (iii) Sole power to dispose or to direct the
                                    disposition of:
                                    --------------------------------------

                                    See Row 7 of cover page for each Reporting
                                    Person.

                              (iv) Shared power to dispose or to direct the disposition of:
                                    ----------------------------------------

                                    See Row 8 of cover page for each Reporting
                                    Person.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2008


Tiger Global Management, LLC                 /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global, L.P.                           /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.          ---------------------------------
Its General Partner                          Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global II, L.P.                        /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.          ---------------------------------
Its General Partner                          Signature

                                             Charles P. Coleman III
                                             Managing Member


Tiger Global, Ltd.                           /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Director


Tiger Global Performance, L.L.C.             /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

                                             Charles P. Coleman III
                                             Managing Member


Charles P. Coleman III                       /s/ Charles P. Coleman III
                                             ---------------------------------
                                             Signature

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX
                                  -------------


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------
Exhibit A:  Agreement of Joint Filing                             13

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


      The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Horizon Lines, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.